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   As filed with the Securities and Exchange Commission on September 1, 2009

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM N-8A

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        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                        Name: PHL VARIABLE VA ACCOUNT 1

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                     Address of Principal Business Office:
              One American Row, Hartford, Connecticut 06102-5056

                       Telephone Number: (800) 447-4312

               Name and Address of Agent for Service of Process:
                              John H. Beers, Esq.
                        PHL Variable Insurance Company
                               One American Row
                       Hartford, Connecticut 06102-5056

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Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                Yes [X]  No [_]

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                     SIGNATURES

   Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, PHL Variable VA Account 1, has caused this notification of registration to be duly signed on its behalf, in the city of Hartford and state of Connecticut on the 1/st/ day of September, 2009.

             PHL VARIABLE VA ACCOUNT 1
                   (Registrant)

             By:  Philip K. Polkinghorn*
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             By:  President of PHL Variable Insurance Company

                  /s/ Kathleen A. McGah
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                   *Kathleen A. McGah
                   *As Attorney-In-Fact pursuant to power of attorney

Attest:  /s/John H. Beers
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         John H. Beers
         Title: Vice President and
         Secretary, PHL Variable
         Insurance Company